Exhibit 99d

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into this the 28th day of January, 2010, by and between SEK Energy, LLC, having an address at 149 Benedict Road, Benedict, KS 66714, (“Seller”) and JH Acquisitions Eight, Inc., an Oklahoma corporation whose address is 501 South Johnstone, Suite 501, Bartlesville, Oklahoma 74003, (“Buyer”).

RECITALS

WHEREAS, Seller is the owner of working interests in Wells 1-6 located upon the Studebaker Lease located in Wilson County, Kansas (Studebaker Lease”), which represents 100% of the working interest ownership;

WHEREAS, Seller desires to sell all of its working interest in the Studebaker Lease subject to the terms herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

A.

Purchase of Studebaker Lease. Seller agrees to sell, transfer and assign to Buyer, without recourse, and Buyer hereby agrees to purchase from Seller, without recourse, all of Seller’s working interest and all right, title and interest in the Studebaker Lease, in exchange for 1,500 shares of the restricted common stock of JH Acquisitions Eight, Inc. (the “Shares”) payable at closing. The 1,500 shares are valued at $120,000.00 based upon the Studebaker Lease value on the date which the parties made this Agreement.

B.

Other Consideration. Seller shall retain the right to operate the Studebaker Lease under the terms of the current Operating Agreement.

2.

Closing. The closing of the sale shall be on June 30, 2011, (“Closing Date”) at the offices of Heskett & Heskett or at such other time and place as the parties hereto may mutually agree.

3.

Documents Deliverable at Closing. At closing Seller shall deliver to Buyer an Assignment of its working interest in the Studebaker Lease. Buyer shall deliver the Shares to Seller immediately following the Closing Date, whereby the ownership of the Shares, when issued and delivered shall be deemed to have occurred on the Closing Date.

4.

Representations and Warranties by JH Acquisitions Eight, Inc. JH Acquisitions Eight, Inc. hereby represents and warrants as follows:

A.

Organization, Existence, Etc. JH Acquisitions Eight, Inc. is a corporation organized and in good standing under the laws of the State of Oklahoma.

B.

Authority and Enforceability, Etc. JH Acquisitions Eight, Inc. has the power and authority to execute, deliver and perform this Agreement. JH Acquisitions Eight, Inc.’s execution of this Agreement and its performance of its obligations hereunder are not subject to any further approval, vote or contingency from any person or committee. Assuming due authorization, execution and delivery by Seller, this Agreement and all obligations of JH Acquisitions Eight, Inc. hereunder are the legal, valid and binding obligations of JH Acquisitions Eight, Inc., enforceable in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

C.

Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance by JH Acquisitions Eight, Inc. of its obligations hereunder will not conflict with or be a breach of any provision of any law, regulation, judgment, order, decree, writ, injunction, contract, agreement or instrument to which JH Acquisitions Eight, Inc. is subject; and JH Acquisitions Eight, Inc. has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by JH Acquisitions Eight, Inc. of this Agreement.

5.

Representations and Warranties by SEK Energy, LLC. SEK Energy, LLC hereby represents and warrants as follows:

A.

Authority and Enforceability, Etc. Seller has the power and authority to execute, deliver and perform this Agreement. Seller’s execution of this Agreement and its performance of its obligations hereunder are not subject to any further approval, vote or contingency from any person or committee. Assuming due authorization, execution and delivery by JH Acquisitions Eight, Inc., this Agreement and all obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

B.

Conflict with Existing Laws or Contracts. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder will not conflict with or be a breach of any provision of any law, regulation, judgment, order, decree, writ, injunction, contract, agreement or instrument to which JH Acquisitions Eight, Inc. is subject; and Seller has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by Seller of this Agreement.

C.

Acknowledgments by Seller: In connection with, and in consideration of, the sale of the Shares to the undersigned, the undersigned hereby represents and warrants to the Company and its officers, directors, employees, agents and shareholders that the undersigned:

(1)

Has had an opportunity to review and ask questions of an officer of the Company concerning the Company and desires no further information respecting the Company.

(2)

Realizes that the Company has incurred losses since its inception and must raise additional funds to support its operations and to engage in ventures essential to its longer-term viability.

(3)

Realizes and accepts the personal financial risk attendant to the fact that that purchase of the Shares represents a speculative investment involving a high degree of risk, and should not be purchased by any persons not prepared to lose their entire investment.

(4)

Can bear the economic risk of an investment in the Shares for an indefinite period of time, can afford to sustain a complete loss of such investment, has no need for liquidity in connection with an investment in the Shares, and can afford to hold the Shares indefinitely.

(5)

Realizes that there will be no market for the Shares, and that there are significant restrictions on the transferability of such Shares.

(6)

Realizes that the Shares have not been registered for sale under the Shares Act of 1933, as amended (the “Act”), or applicable state securities laws (the “State Laws”), and they may be sold only pursuant to registration under the Act and State Law, or an opinion of counsel that such registration is not required.

(7)

Is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the Shares and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks (or, in the alternative, has a knowledgeable representative whom such investor intends to use in connection with a decision as to whether to purchase the Shares).

(8)

Realizes that (a) there are substantial restrictions on the transfer of the Shares; (b) there is not currently a public market for the Shares, and it is unlikely that in the future there will exist a public market for the Shares, and accordingly, for the above and other reasons, the undersigned may not be able to liquidate an investment in such Shares for an indefinite period.

6.

Brokers Fees. No broker or other party entitled to a commission is involved in connection with this transaction.

7.

Further Assurances. At any time, and from time to time after the Closing, upon the reasonable request of a party hereto, and at the expense of such party, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required in order to better to accomplish any provision herein.

8.

Entire Agreement. This document together with the other documents executed or to be executed in connection herewith contain the entire understanding and agreement of the parties with respect to the transactions covered by this Agreement and supersedes all other understandings and agreements between the parties, oral or written, relating to the subject matter of this Agreement. No modification, alteration, or amendment of this Agreement and no waiver of any provision of this Agreement shall be valid or effective unless it is in writing and signed by the parties sought to be bound.

9.

Governing Law; Jurisdiction. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of Oklahoma. Buyer and Sellers hereby irrevocably and unconditionally submit for themselves and their property, to the exclusive jurisdiction of Oklahoma, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such State, or, to the extent permitted by law, in such Federal court.

10.

Execution by Facsimile and Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall constitute an original, but when taken together shall constitute but one agreement, and any party may execute this Agreement by executing any one or more of such counterparts.

11.

Miscellaneous. The representations and warranties of the parties contained in this Agreement shall not be discharged or dissolved upon, but shall survive, the closing of the transactions contemplated by this Agreement. This Agreement shall be binding upon, inure to the benefit of, and apply to the respective successors and assigns of the parties to this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SEK ENERGY, LLC

By: ________________________________

Name:

Title:

JH ACQUISITIONS EIGHT, INC.

By: ________________________________

Name: Mark Mroczkowski

Title: President

GAS RESERVE ESTIMATE
AND EVALUATION
SEK ENERGY, LLC

WILCO GAS PROJECT
WILSON COUNTY, KANSAS

July 2011

Dwayne McCune, P. E. (KS 7034)
May 9, 2011

GAS RESERVE ESTIMATE AND EVALUATION
SEK ENERGY, LLC
WILCO GAS PROJECT
WILSON COUNTY, KANSAS

July 2011

INTRODUCTION

This report is an estimate of the Proved gas reserves and associated economic values of the working interests of SEK Energy, LLC (SEK) in various gas leases included in the WILCO Gas Project, operated by SEK in Wilson County, Kansas The gas reserves evaluated are produced from various coalbeds or shales. This report was prepared at the request of Mr. Doug Lamb, of SEK.

COMMENTS

Data utilized in preparing this report were furnished by SEK Energy, LLC the Kansas Geological Survey, and the files of Cedar Technical Services (formerly McCune Engineering). The data consisted of production histories of analogous offsetting wells, financial data and operational and geological information

The accuracy of any reserve estimate, especially when based on volumetric analysis, is a function of the quality of the available data, and of engineering interpretation and judgment. While reserve estimates presented herein are believed reasonable, they should be accepted with the understanding that reservoir performance subsequent to the date of the estimate may justify their revision.

This report has been prepared for the exclusive use of the SEK Energy, LLC., its attorneys, agents, bank and advisors. The report shall not be reproduced, distributed or made available to any other person or company without the written consent of Cedar

Technical Services. Cedar Technical Services has no interests, monetarily or otherwise, in the properties or companies of this report. Any relationship with SEK, or other interested parties involved in the assets of this report is strictly on a consulting basis.

DISCUSSION

As none of the wells have produced yet, this report investigates the reserve volume and value of the Proved, Developed Non-Producing (PDNP) reserves of the eight drilled and tested gas wells. PDNP reserves are assigned to new wells awaiting market connections, and wells with zones "behind-pipe" awaiting completion at some future date. In addition, this report includes the evaluation of Proved Undeveloped (PUD) reserves assigned to 31 undrilled locations directly offsetting commercially producing wells and exhibiting positive geologic characteristics.

In the last 15 years, this area of Kansas experienced a drilling boom of historical proportions, inspired by the success of the coalbed methane industry in Montgomery, Neosho, Labette, and Chautauqua Counties, as well as Wilson County. Since 2009 the activity has diminished somewhat due to reduced natural gas prices, however substantial reserves from hundreds of undrilled locations will be developed as the gas price increases.

Development in this location is attractive for a number of reasons:

1. The obvious success of the coalbed and shale gas industry in the area;
2. Large number of productive intervals potentially present in any wellbore – as many as six coalbeds and three shales;
3. The presence of excellent producers in the proximity of SEK's activity – Dart Cherokee, Quest Resources, Layne Energy, Carroll Energy and Domestic Energy Partners – each well funded with capable and knowledgeable personnel.

4. Three gas gatherers in the immediate area, Bluestem Pipeline, Cherokee Basin Pipeline, and Bluejay, are obligated to take third-party gas into their pipeline system.
5. SEK, unlike the majority of producers, has its own lab and has performed gas desorption tests on every new well drilled.
6. The management and workforce of SEK have been involved in coalbed gas production in Southeast Kansas longer than the staffs of any other company in the region.
7. The industry's confidence of increased gas prices over the next five years signifies of a stable economic future for natural gas.

ECONOMICS

A cash flow analysis was performed for the working interests in the WILCO Gas Project wells. The following parameters were utilized in the economic analysis:

Working Interest	100%
Net Revenue Interest	78% to 80.5%
Gas Price, after basis and transportation	$ 3.62/MCF; until 7/2012 $ 3.94/MCF; 7/2012-7/2013 $ 4.18/MCF; 7/2013-7/2014 $ 4.43/MCF; 7/2014-7/2015 $ 4.71/MCF; 7/2015-7/2016 $ 5.00/MCF; therafter
Operating Cost; gas well; variable Includes G&A, does not include overhead	$900/well-month
Ad Valorem tax	1%
Present Worth Factor	10%/year

Capital expenditures to stimulate and equip the wells are variable, and are included in each well's reserve analysis. Lease operating expenses, severance, and ad valorem taxes applied to the cash flow projections are based upon data provided by the operator. Lease operating expenses consist of normal direct costs of operating the wells. No consideration has been given for ultimate lease abandonment and environmental costs, nor has any salvage value been assigned to lease equipment. In this operating environment, producing equipment values typically offset future plugging and abandonment costs.

The estimated future net cash flow is the net revenue anticipated to be realized by the working interest from the sale of estimated gas reserves after deductions for royalties,

STUDEBAKER,JAYSON #1-6
SEK ENERGY, LLC
WILSON COUNTY, KANSAS
PROVED, DEV. NON-PRODUCING

DATE: 05/04/11
TIME: 13:01:41
FILE: SEK
PROP: 122
STID: BASE
.CMD: WILCO
.OUT: WILCO

RESERVES AND ECONOMICS

CEDAR TECHNICAL SERVICES

AS OF JULY 1, 2011

-END- MO-YR	GROSS PRODUCTION OIL, MBBL	GROSS PRODUCTION GAS, MMCF	NET PRODUCTION OIL, MBBL	NET PRODUCTION GAS, MMCF	PRICES OIL $/B	PRICES GAS $/M	OPERATIONS, M$ NET OPER REVENUES	SEV+ADV TAXES	NET OPER EXPENSES	CAPITAL COSTS, M$	CASH FLOW BTAX, M$	10.00 PCT CUM. DISC BTAX, M$
12-11	.000	.000	.000	.000	.00	3.62	.000	.000	.000	64.550	-64.550	-63.030
12-12	.000	9.140	.000	7.312	.00	3.78	27.639	1.461	10.800	20.000	-4.622	-67.670
12-13	.000	16.800	.000	13.440	.00	4.06	54.566	2.885	10.800	.000	40.881	-33.884
12-14	.000	15.183	.000	12.146	.00	4.30	52.289	2.764	10.800	.000	38.725	-4.789
12-15	.000	12.516	.000	10.013	.00	4.57	45.759	2.419	10.800	.000	32.540	17.436
12-16	.000	10.495	.000	8.396	.00	4.85	40.763	2.155	10.800	.000	27.808	34.703
12-17	.000	8.927	.000	7.142	.00	5.00	35.710	1.888	10.800	.000	23.022	47.698
12-18	.000	7.686	.000	6.149	.00	5.00	30.745	1.625	10.800	.000	18.320	57.099
12-19	.000	6.687	.000	5.350	.00	5.00	26.750	.841	10.800	.000	15.109	64.147
12-20	.000	5.871	.000	4.697	.00	5.00	23.485	.235	10.800	.000	12.450	69.427
12-21	.000	5.196	.000	4.157	.00	5.00	20.785	.208	10.800	.000	9.777	73.196
12-22	.000	4.630	.000	3.704	.00	5.00	18.520	.185	10.800	.000	7.535	75.837
12-23	.000	4.153	.000	3.322	.00	5.00	16.610	.166	10.800	.000	5.644	77.635
12-24	.000	3.746	.000	2.997	.00	5.00	14.985	.150	10.800	.000	4.035	78.804
12-25	.000	3.395	.000	2.716	.00	5.00	13.580	.136	10.800	.000	2.644	79.500
12-26	.000	3.091	.000	2.473	.00	5.00	12.365	.124	10.800	.000	1.441	79.845
12-27	.000	2.484	.000	1.987	.00	5.00	9.935	.099	9.435	.000	.401	79.933
12-28												
12-29												
12-30												
S TOT	.000	120.000	.000	96.001	.00	4.63	444.486	17.341	171.435	84.550	171.160	79.933
REM.	.000	.000	.000	.000	.00	.00	.000	.000	.000	.000	.000	79.933
TOTAL	.000	120.000	.000	96.001	.00	4.63	444.486	17.341	171.435	84.550	171.160	79.933
CUM.	.000	.000										
ULT.	.000	120.000										

NET OIL REVENUES (M$)	.000
NET GAS REVENUES (M$)	444.486
TOTAL REVENUES (M$)	444.486

BTAX RATE OF RETURN (PCT)	34.45	PROJECT LIFE (YEARS)	16.374
BTAX PAYOUT	09/24/2014	DISCOUNT RATE (PCT)	10.000
BTAX PAYOUT (DISC)	03/18/2015	GROSS OIL WELLS	.000
BTAX NET INCOME/INVEST	3.02	GROSS GAS WELLS	1.000
BTAX NET INCOME/INVEST (DISC)	1.98	GROSS WELLS	1.000
INITIAL W.I. FRACTION	1.000000	INITIAL NET OIL FRACTION	.000000
FINAL W.I. FRACTION	1.000000	FINAL NET OIL FRACTION	.000000
PRODUCTION START DATE	1/01/12	INITIAL NET GAS FRACTION	.800000
MONTHS IN FIRST LINE	6.00	FINAL NET GAS FRACTION	.800000

PRESENT WORTH PROFILE

DISC RATE	PW OF NET BTAX, M$	DISC RATE	PW OF NET BTAX, M$
.0	171.160	30.0	7.969
2.0	146.896	35.0	-.983
5.0	117.042	40.0	-8.153
8.0	93.222	45.0	-13.979
10.0	79.933	50.0	-18.757
12.0	68.327	60.0	-26.049
15.0	53.492	70.0	-31.227
18.0	41.148	80.0	-35.003
20.0	34.040	90.0	-37.806
25.0	19.335	100.0	-39.918

STUDEBAKER LEASE
SEK ENERGY, LLC
WILSON COUNTY, KANSAS
PROVED UNDEVELOPED

DATE: 05/04/11
TIME: 13:01:41
FILE: SEK
PROP: 141
STID: BASE
.CMD: WILCO
.OUT: WILCO

R E S E R V E S   A N D   E C O N O M I C S

CEDAR TECHNICAL SERVICES

AS OF JULY 1, 2011

-END-	---GROSS PRODUCTION---		----NET PRODUCTION----		--PRICES---		--------OPERATIONS, M$--------			CAPITAL	CASH FLOW	10.00 PCT CUM. DISC
MO-YR	OIL, MBBL	GAS, MMCF	OIL, MBBL	GAS, MMCF	OIL $/B	GAS $/M	NET OPER REVENUES	SEV+ADV TAXES	NET OPER EXPENSES	COSTS, M$	BTAX, M$	BTAX, M$
12-11	.000	.000	.000	.000	.00	3.62	.000	.000	.000	.000	.000	.000
12-12	.000	.000	.000	.000	.00	3.78	.000	.000	.000	.000	.000	.000
12-13	.000	6.362	.000	5.090	.00	4.06	20.665	1.093	8.100	120.000	-108.528	-92.461
12-14	.000	14.033	.000	11.226	.00	4.30	48.328	2.555	10.800	.000	34.973	-66.185
12-15	.000	13.921	.000	11.137	.00	4.57	50.896	2.691	10.800	.000	37.405	-40.637
12-16	.000	12.375	.000	9.900	.00	4.85	48.064	2.541	10.800	.000	34.723	-19.077
12-17	.000	10.957	.000	8.766	.00	5.00	43.830	2.317	10.800	.000	30.713	-1.740
12-18	.000	9.700	.000	7.760	.00	5.00	38.800	2.051	10.800	.000	25.949	11.576
12-19	.000	8.589	.000	6.871	.00	5.00	34.355	1.817	10.800	.000	21.738	21.717
12-20	.000	7.604	.000	6.083	.00	5.00	30.415	1.608	10.800	.000	18.007	29.354
12-21	.000	6.732	.000	5.386	.00	5.00	26.930	.846	10.800	.000	15.284	35.247
12-22	.000	5.961	.000	4.769	.00	5.00	23.845	.238	10.800	.000	12.807	39.736
12-23	.000	5.278	.000	4.222	.00	5.00	21.110	.211	10.800	.000	10.099	42.954
12-24	.000	4.672	.000	3.738	.00	5.00	18.690	.187	10.800	.000	7.703	45.185
12-25	.000	4.137	.000	3.310	.00	5.00	16.550	.166	10.800	.000	5.584	46.655
12-26	.000	3.663	.000	2.930	.00	5.00	14.650	.147	10.800	.000	3.703	47.541
12-27	.000	3.243	.000	2.594	.00	5.00	12.970	.130	10.800	.000	2.040	47.985
12-28	.000	2.773	.000	2.218	.00	5.00	11.090	.111	10.407	.000	.572	48.098
12-29												
12-30												
S TOT	.000	120.000	.000	96.000	.00	4.80	461.188	18.709	169.707	120.000	152.772	48.098
REM.	.000	.000	.000	.000	.00	.00	.000	.000	.000	.000	.000	48.098
TOTAL	.000	120.000	.000	96.000	.00	4.80	461.188	18.709	169.707	120.000	152.772	48.098
CUM.	.000	.000										
ULT.	.000	120.000										

BTAX RATE OF RETURN (PCT)	22.30	NET OIL REVENUES (M$)	.000
BTAX PAYOUT	01/18/2017	NET GAS REVENUES (M$)	461.188
BTAX PAYOUT (DISC)	02/18/2018	TOTAL REVENUES (M$)	461.188
BTAX NET INCOME/INVEST	2.27	PROJECT LIFE (YEARS)	17.464
BTAX NET INCOME/INVEST (DISC)	1.47	DISCOUNT RATE (PCT)	10.000
INITIAL W.I. FRACTION	1.000000	GROSS OIL WELLS	.000
FINAL W.I. FRACTION	1.000000	GROSS GAS WELLS	1.000
PRODUCTION START DATE	4/01/13	GROSS WELLS	1.000
MONTHS IN FIRST LINE	6.00	INITIAL NET OIL FRACTION	.000000
		FINAL NET OIL FRACTION	.000000
		INITIAL NET GAS FRACTION	.800000
		FINAL NET GAS FRACTION	.800000

---------PRESENT WORTH PROFILE---------

DISC RATE	PW OF NET BTAX, M$	DISC RATE	PW OF NET BTAX, M$
.0	152.772	30.0	-13.884
2.0	123.106	35.0	-19.143
5.0	88.258	40.0	-22.702
8.0	62.012	45.0	-25.067
10.0	48.098	50.0	-26.593
12.0	36.430	60.0	-27.994
15.0	22.274	70.0	-28.094
18.0	11.250	80.0	-27.502
20.0	5.260	90.0	-26.559
25.0	-6.153	100.0	-25.447